EXHIBIT 10.11

2023 Crexendo Employee Bonus Plan

Executive Bonus Plan for C-Level Executives (Korn, Gaylor, Vincent, Brinton, Buch, Wang):

Bonus Criteria for Executive Bonus Plan (4 separate criteria)

•	30% of bonus - Revenue for year of $51.0M (excluding any future acquisitions)
•	30% of Bonus – Adjusted EBITDA of $3.2M (excluding any future acquisitions; and including the maximum $1.04M Bonus Plan accrual, excluding 10% Bonus Kickers, even if, in fact, the actual accrual is less)
•	30% of Bonus – Cash Balance $7.6M (Excluding cash used for or to make acquisitions but including cash received from building sale)
•	10% Stock Price - $3.00 or higher (Based on 5 trading day Average prior to Dec. 31, 2023)

Bonus Pool of $480,000 available for the Crexendo Exec team of Korn, Gaylor, Vincent, Brinton, Buch, Wang with a separate smaller Bonus Pool available for the Non- Exec Management Team detailed in the separate section below.

The Bonus Pool will allow for a tiered attainment level and payout structure for all categories as follows:

•	Below 90.0% of target – No Bonus; 90.0% or more of target, tiered bonus of 50%-95% of bonus in 5% increments (Ex. Revenue Bonus Opportunity of $24K per exec; achieve Revenue of 90.0% but less than 91.0%, receive Bonus of 50%, or $12K)

The Bonus Plan for the Executive Team of Korn, Gaylor, Vincent, Brinton, Buch, Wang will also have the following upside provision included:

•	If any Bonus Targets are eclipsed at 110% or greater of the Bonus Criteria Target, than a 10% Bonus Kicker on top of the 100% earn out would apply. (Example: Revenue Target of $51.0M = $24K Bonus per exec; if Revenue equals $56.1M bonus increased to $26.4K.)

Non-Executive Bonus Plan

In addition, a smaller Bonus Pool is available for 2 xVP Ops, 2 x VP Eng, Controller, VP Mktg, Exec VP KC, SR. VP (Spitler, Battaglia, Aaker, Chudasama, Seeler, Byrne, Dancer, Murphy) for the same criteria and rules above, of $320,000 – ($40K per VP/Controller)

The Bonus Plan for the Non-Executive Team will also have the following upside provision included:

•	If any Bonus Targets are eclipsed at 110% or greater of the Bonus Criteria Target, than a 10% Bonus Kicker on top of the 100% earn out would apply. (Example: Revenue Target of $51.0M = $12K Bonus per non-exec; if Revenue equals $56.1M bonus increased to $13.2K.)

Employee Bonus Plan

Bonus Pool of 7.5% of Adjusted EBITDA for attainment of the target criterion of $3.2M. Bonus Pool = $240,000 at $3.2M. If Adj. EBITDA target is exceeded, the calculation would cap at $264,000.

•	The employee Bonus Plan will have a tiered scale based on attainment of target as follows: Adj EBITDA – Below 90.0% of target – No Bonus; 90.0% or more of target, tiered bonus of 50%-95% of bonus in 5% increments (Ex. Achieve Adj. EBITDA of 90.0% but less than 91.0%, Bonus Pool is 50%, or $120K).

Maximum Bonus Pool, excluding 10% Bonus Kickers = $1,040,000.